Exhibit 16.1

March 23, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 23, 2020, of ArTara Therapeutics, Inc. and are in agreement with the statements contained in the paragraph 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP